Floor & Decor Holdings, Inc. Announces First Quarter Fiscal 2021 Financial Results
•Net sales increased 41.0% from the first quarter of fiscal 2020 to $782.5 million.
•Comparable store sales increased 31.1% from the first quarter of fiscal 2020.
•Diluted earnings per share (“EPS”) increased 102.9% to $0.71 from $0.35 in the first quarter of fiscal 2020; Adjusted diluted EPS* increased 100.0% to $0.68 from $0.34 in the first quarter of fiscal 2020.
ATLANTA--(BUSINESS WIRE)--May 6, 2021--Floor & Decor Holdings, Inc. (NYSE: FND) (“We,” “Our,” the “Company,” or “Floor & Decor”) announces its financial results for the first quarter of fiscal 2021, which ended April 1, 2021.
Tom Taylor, Chief Executive Officer, stated, “We could not be more pleased with our first quarter earnings results, which are supported by the favorable macro-economic environment and Floor & Decor's strong execution. Our first quarter comparable store sales increased 31.1% and reflected robust sales momentum across all our merchandise categories and geographic regions. The broad-based strength in our merchandise categories is an acceleration of the strong trends from the second half of 2020 and further validates our position as the one-stop solution for all of our homeowners' and Pros' hard-surface flooring needs. We are continuing to successfully deliver on our differentiated strategy of offering the broadest in-stock and trend-forward assortment in every category.”
Mr. Taylor continued, “We successfully opened a first quarter record seven new warehouse stores, more than double the three new warehouse stores we opened in the first quarter of fiscal 2020. For the full year, we still expect to open 27 new warehouse stores, an increase of 20.3% from 2020. We are pleased with the sales performance among all our store vintages with many stores experiencing record weekly sales in the first quarter of fiscal 2021. Our strong fiscal 2021 first quarter sales and profit results serve to reinforce our belief in the strength of the new store classes of 2020 and 2021.”
Please see “Comparable Store Sales” below for information on how the Company calculates its comparable store sales growth.
For the Thirteen Weeks Ended April 1, 2021
•Net sales increased 41.0% to $782.5 million from $554.9 million in the first quarter of fiscal 2020.
•Comparable store sales increased 31.1%.
•The Company opened seven new warehouse-format stores during the first quarter of fiscal 2021, ending the quarter with 140 warehouse-format stores and two design studios.
•Operating income increased 105.6% to $95.9 million from $46.7 million in the first quarter of fiscal 2020. Operating margin increased 390 basis points to 12.3%.
•Net income increased 104.5% to $75.8 million compared to $37.1 million in the first quarter of fiscal 2020. Diluted EPS was $0.71 compared to $0.35 in the first quarter of fiscal 2020, an increase of 102.9%.
•Adjusted net income* increased 100.2% to $72.7 million compared to $36.3 million in the first quarter of fiscal 2020. Adjusted diluted EPS* was $0.68 compared to $0.34 in the first quarter of fiscal 2020, an increase of 100.0%.
•Adjusted EBITDA* increased 73.8% to $127.1 million compared to $73.1 million in the first quarter of fiscal 2020.
*Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

The COVID-19 Pandemic Impact on Floor & Decor's Business; Fiscal 2021 Outlook Reaffirmed
The COVID-19 pandemic had a material negative impact on our financial results during the first half of fiscal 2020. While our financial results during the second half of fiscal 2020 and the first quarter of fiscal 2021 have been strong, the full impact that the pandemic could have on our business remains highly uncertain.
We continue to monitor the impact of the COVID-19 pandemic on our associates, customers, business partners, and supply chain. However, given the evolving nature of the pandemic and uncertainty regarding its potential severity and duration, the full financial impact of the COVID-19 pandemic on our business cannot be reasonably estimated at this time. The extent of the impact of the COVID-19 pandemic on our business and financial results will depend on future developments, including the duration of the COVID-19 pandemic, the success of vaccination programs, the spread of COVID-19 within the markets in which we operate, the impact to countries from which we source inventory, fixed assets, and other supplies, the effect of the pandemic on consumer confidence and spending, and actions taken by government entities in response to the pandemic, all of which are highly uncertain. Due to the continued uncertainty regarding the ongoing impacts of the COVID-19 pandemic and the associated complexity of forecasting, we are reaffirming select annual guidance for new store openings and certain other financial measures that we believe we can reasonably forecast.
Reaffirmed Outlook for the Fiscal Year Ending December 30, 2021:
•Depreciation and amortization expense of approximately $116 million to $118 million
•Interest expense, net of approximately $5 million
•Tax rate of approximately 24%
•Diluted weighted average shares outstanding of approximately 107 million shares
•Open 27 new warehouse-format stores and two small design studios
•Capital expenditures in the range of approximately $440 million to $460 million
Conference Call Details
A conference call to discuss the first quarter fiscal 2021 financial results is scheduled for today, May 6, 2021, at 5:00 p.m. Eastern Time. A live audio webcast of the conference call, together with related materials, will be available online at ir.flooranddecor.com.
A recorded replay of the conference call is expected to be available approximately two hours following the conclusion of the call and can be accessed both online at ir.flooranddecor.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 21993476. The replay will be available until May 13, 2021.

About Floor & Decor Holdings, Inc.
Floor & Decor is a multi-channel specialty retailer operating 140 warehouse-format stores and two design studios across 32 states at the end of the first quarter of fiscal 2021. The Company offers a broad assortment of in-stock hard-surface flooring, including tile, wood, laminate, vinyl, and natural stone along with decorative and installation accessories, at everyday low prices. The Company was founded in 2000 and is headquartered in Atlanta, Georgia.
Comparable Store Sales
Comparable store sales refer to period-over-period comparisons of our net sales among the comparable store base and are based on when the customer obtains control of the product, which is typically at the time of sale. A store is included in the comparable store sales calculation on the first day of the thirteenth full fiscal month following a store’s opening, which is when we believe comparability has been achieved. Changes in our comparable store sales between two periods are based on net sales for stores that were in operation during both of the two periods. Any change in the square footage of an existing comparable store, including for remodels and relocations within the same primary trade area of the existing store being relocated, does not eliminate that store from inclusion in the calculation of comparable store sales. Stores that are closed for a full fiscal month or longer are excluded from the comparable store sales calculation for each full fiscal month that they are closed. Since our e-commerce, regional account manager, and design studio sales are fulfilled by individual stores, they are included in comparable store sales only to the extent the fulfilling store meets the above mentioned store criteria.
Non-GAAP Financial Measures
Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA (which are shown in the reconciliations below) are presented as supplemental measures of financial performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP"). We define Adjusted net income as net income adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance and the tax effect related to those items. We define Adjusted diluted EPS as Adjusted net income divided by weighted average shares outstanding. We define EBITDA as net income before interest, loss (gain) on early extinguishment of debt, taxes, depreciation and amortization. We define Adjusted EBITDA as net income before interest, loss (gain) on early extinguishment of debt, taxes, depreciation and amortization, adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance. Reconciliations of these measures to the most directly comparable GAAP financial measure are set forth in the tables below.
Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are key metrics used by management and our board of directors to assess our financial performance and enterprise value. We believe that Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are useful measures, as they eliminate certain items that are not indicative of our core operating performance and facilitate a comparison of our core operating performance on a consistent basis from period to period. We also use Adjusted EBITDA as a basis to determine covenant compliance with respect to our credit facilities, to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are also used by analysts, investors and other interested parties as performance measures to evaluate companies in our industry.
Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net income or diluted EPS as a measure of financial performance, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted net income, EBITDA and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management's discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, such as stock compensation expense, loss on asset impairments and disposals, and other adjustments. Our presentation of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA differ among companies in the retail industry, and therefore Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA disclosed by us may not be comparable to the metrics disclosed by other companies.
Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

Floor & Decor Holdings, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	April 1, 2021		March 26, 2020		% Increase (Decrease)
	Actual	% of Sales	Actual	% of Sales
Net sales	$782,537	100.0%	$554,937	100.0%	41.0%
Cost of sales	445,604	56.9	318,905	57.5	39.7
Gross profit	336,933	43.1	236,032	42.5	42.7
Operating expenses:
Selling and store operating	189,946	24.3	153,066	27.6	24.1
General and administrative	44,041	5.6	30,858	5.6	42.7
Pre-opening	6,997	0.9	5,434	1.0	28.8
Total operating expenses	240,984	30.8	189,358	34.1	27.3
Operating income	95,949	12.3	46,674	8.4	105.6
Interest expense, net	1,388	0.2	1,807	0.3	(23.2)
Income before income taxes	94,561	12.1	44,867	8.1	110.8
Provision for income taxes	18,765	2.4	7,804	1.4	140.5
Net income	$75,796	9.7%	$37,063	6.7%	104.5%
Basic weighted average shares outstanding	104,073		101,629
Diluted weighted average shares outstanding	107,099		105,510
Basic earnings per share	$0.73		$0.36		102.8%
Diluted earnings per share	$0.71		$0.35		102.9%

Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	As of April 1, 2021	As of December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$354,051	$307,772
Receivables, net	60,002	50,427
Inventories, net	607,649	654,000
Prepaid expenses and other current assets	40,173	28,257
Total current assets	1,061,875	1,040,456
Fixed assets, net	611,311	579,359
Right-of-use assets	947,451	916,325
Intangible assets, net	109,269	109,269
Goodwill	227,447	227,447
Other assets	7,370	7,569
Total long-term assets	1,902,848	1,839,969
Total assets	$2,964,723	$2,880,425
Liabilities and stockholders’ equity
Current liabilities:
Current portion of term loans	$2,103	$1,647
Current portion of lease liabilities	79,041	94,502
Trade accounts payable	402,134	417,898
Accrued expenses and other current liabilities	160,406	162,283
Income taxes payable	13,635	12,391
Deferred revenue	15,659	10,115
Total current liabilities	672,978	698,836
Term loans	195,546	207,157
Lease liabilities	975,185	941,125
Deferred income tax liabilities, net	32,449	27,990
Other liabilities	7,845	7,929
Total long-term liabilities	1,211,025	1,184,201
Total liabilities	1,884,003	1,883,037
Stockholders’ equity
Capital stock:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at April 1, 2021 and December 31, 2020	—	—
Common stock Class A, $0.001 par value; 450,000,000 shares authorized; 104,628,761 shares issued and outstanding at April 1, 2021 and 104,368,212 issued and outstanding at December 31, 2020	105	104
Common stock Class B, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at April 1, 2021 and December 31, 2020	—	—
Common stock Class C, $0.001 par value; 30,000,000 shares authorized; 0 shares issued and outstanding at April 1, 2021 and December 31, 2020	—	—
Additional paid-in capital	415,576	408,124
Accumulated other comprehensive income, net	247	164
Retained earnings	664,792	588,996
Total stockholders’ equity	1,080,720	997,388
Total liabilities and stockholders’ equity	$2,964,723	$2,880,425

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	April 1, 2021	March 26, 2020
Operating activities
Net income	$75,796	$37,063
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,415	22,088
Gain on asset impairments and disposals, net	—	(29)
Deferred income taxes	4,459	(4,739)
Interest cap derivative contracts	84	83
Stock-based compensation expense	4,734	2,908
Changes in operating assets and liabilities:
Receivables, net	(9,575)	18,740
Inventories, net	46,351	(7,076)
Trade accounts payable	(13,376)	(48,644)
Accrued expenses and other current liabilities	(16,204)	(2,478)
Income taxes	1,244	12,542
Deferred revenue	5,544	506
Other, net	(24,476)	(6,296)
Net cash provided by operating activities	100,996	24,668
Investing activities
Purchases of fixed assets	(45,876)	(38,384)
Net cash used in investing activities	(45,876)	(38,384)
Financing activities
Borrowings on revolving line of credit	—	275,000
Proceeds from term loans	65,000	—
Payments on term loans	(75,151)	(875)
Proceeds from exercise of stock options	2,383	3,783
Proceeds from employee stock purchase plan	1,302	1,131
Debt issuance costs	(1,409)	(2,429)
Tax payments for stock-based compensation awards	(966)	—
Net cash (used in) provided by financing activities	(8,841)	276,610
Net increase in cash and cash equivalents	46,279	262,894
Cash and cash equivalents, beginning of the period	307,772	27,037
Cash and cash equivalents, end of the period	$354,051	$289,931
Supplemental disclosures of cash flow information
Buildings and equipment acquired under operating leases	$53,758	$63,578
Cash paid for interest, net of capitalized interest	$1,376	$1,298
Cash paid for income taxes, net of refunds	$13,055	$—
Fixed assets accrued at the end of the period	$46,275	$19,620

Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except EPS)
(Unaudited)
Adjusted net income and Adjusted diluted EPS

	Thirteen Weeks Ended
	April 1, 2021	March 26, 2020
Net income (GAAP):	$75,796	$37,063
Distribution center relocation (a)	480	—
COVID-19 costs (b)	216	1,310
Debt modification expense (c)	171	722
Secondary offering costs (d)	—	267
Tariff refunds (e)	(72)	(650)
Tax benefit of stock option exercises (f)	(3,672)	(4,284)
Tax impact of adjustments to net income (g)	(192)	1,906
Adjusted net income	$72,727	$36,334
Diluted weighted average shares outstanding	107,099	105,510
Adjusted diluted EPS	$0.68	$0.34

(a)Represents amounts related to the relocation of our Houston distribution center.
(b)Amounts are comprised of sanitation, personal protective equipment, and other costs that directly related to efforts to mitigate the impact of the COVID-19 pandemic on our business.
(c)Represents legal fees incurred in connection with amendments to the senior secured term loan credit facility.
(d)Amounts relate to costs associated with secondary public offerings of the Company’s Class A common stock by certain of our stockholders. The Company did not sell any shares or receive any proceeds from the sale of shares by the selling stockholders.
(e)Represents interest earned on outstanding tariff refund receivables during the thirteen weeks ended April 1, 2021. During the thirteen weeks ended March 26, 2020, represents income for additional tariff refunds recognized related to certain engineered wood products as well as interest earned on tariff refund receivables.
(f)Tax benefit due to stock option exercises.
(g)Tax adjustments for pre-tax adjustments above and tax reserves, including for uncertain tax positions, related to prior years.

EBITDA and Adjusted EBITDA
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	April 1, 2021	March 26, 2020
Net income (GAAP):	$75,796	$37,063
Depreciation and amortization (a)	25,520	21,673
Interest expense, net	1,388	1,807
Income tax expense	18,765	7,804
EBITDA	121,469	68,347
Stock compensation expense (b)	4,734	2,908
COVID-19 costs (c)	216	1,310
Tariff refunds (d)	—	(401)
Other (e)	656	962
Adjusted EBITDA	$127,075	$73,126
(a)Excludes amortization of deferred financing costs, which is included as a part of interest expense, net in the table above.
(b)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and forfeitures.
(c)Amounts are comprised of sanitation, personal protective equipment, and other costs that directly related to efforts to mitigate the impact of the COVID-19 pandemic on our business.
(d)Represents income for additional tariff refunds during the thirteen weeks ended March 26, 2020 related to certain engineered wood products. Interest income for tariff refunds is included within interest expense, net in the table above.
(e)Other adjustments include amounts management does not consider indicative of our core operating performance. Amounts for the thirteen weeks ended April 1, 2021 primarily relate to relocation expenses for our Houston distribution center and legal fees associated with the February 2021 amendment to our senior secured term loan credit facility. Amounts for the thirteen weeks ended March 26, 2020 primarily relate to legal fees associated with the February 2020 amendment to our senior secured term loan credit facility and costs associated with a potential secondary public offering of the Company’s Class A common stock by certain of our stockholders.

Forward-Looking Statements
This release and the associated webcast/conference call contain forward-looking statements. All statements other than statements of historical fact contained in this release, including statements regarding the Company’s future operating results and financial position, business strategy and plans, objectives of management for future operations and the impact of the COVID-19 pandemic, are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections. These statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business, the economy and other future conditions, including the impact of the COVID-19 pandemic.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “could,” “seeks,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “budget,” “potential,” “focused on” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements contained in this release are only predictions. Although the Company believes that the expectations reflected in the forward-looking statements in this release are reasonable, the Company cannot guarantee future events, results, performance or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this release or the associated webcast/conference call, including, without limitation, those factors described in “Forward-Looking Statements,” Item 1, “Business” and Item 1A, “Risk Factors” of Part I and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 9A, “Controls and Procedures” of Part II of the Company’s Annual Report for fiscal 2020 filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2021 (the “Annual Report”) and elsewhere in the Annual Report, those factors described in Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 1A, “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2021 (the “10-Q”) and elsewhere in the 10-Q, and those described in the Company’s other filings with the SEC.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The forward-looking statements contained in this release or the associated webcast/conference call speak only as of the date hereof. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company’s forward-looking statements occurs, the Company’s business, financial condition and operating results may vary materially from those expressed in the Company’s forward-looking statements. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein or in the associated webcast/conference call, whether as a result of any new information, future events or otherwise.
Contacts
Investor Contacts:
Wayne Hood
Vice President of Investor Relations
678-505-4415
wayne.hood@flooranddecor.com
or
Matt McConnell
Senior Manager of Investor Relations
770-257-1374
matthew.mcconnell@flooranddecor.com